SECTION 5.06(a)(1)

                              EMPLOYMENT AGREEMENT

     This agreement (the "Agreement") between OFFICIAL PAYMENTS CORPORATION, a Delaware corporation (the "Company") and wholly-owned subsidiary of Tier Technologies, Inc., a California Corporation ("Tier"), and ______________ (the "Employee"), is entered into as of this ___ day of May, 2002. This Agreement shall become effective only if, and when, the Company consummates the merger transaction (the "Effective Date") contemplated by the Agreement and Plan of Merger between the Company and Tier, dated as of May 30, 2002 and otherwise shall be null and void in its entirety.

                                    AGREEMENT

     In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

1. AT-WILL EMPLOYMENT. The Company hereby employs Employee in the capacity of _________. Employee agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Company. The parties agree that employment at the Company is at will and may be terminated by either the Company or Employee at any time with or without cause and with or without notice. Employee acknowledges that Employee has no right to be employed for a specific term and no right to insist on specific grounds for termination. Employee acknowledges and agrees that the at will nature of this Agreement extends to all employment decisions and that any change in the terms and conditions of employment, including without limitation work assignments, production standards, job responsibilities, compensation and promotions, shall be at the Company's sole discretion.

2. COMPENSATION AND BENEFITS

     2.1 Base Salary. In consideration of and as compensation for the services to be performed by the Employee hereunder, the Company shall pay the Employee a base salary (the "Base Salary") of not less than ____________ per year, payable semi-monthly in arrears in accordance with the Company's regular payroll practices. The Company shall review the Employee's Base Salary no less frequently than annually during the Term and, in its sole discretion, may increase the amount of the Employee's Base Salary to appropriately reflect the Employee's performance and any expansion of Employee's responsibilities.

     2.2 Bonus. In the Company's sole discretion, Employee may be eligible to receive additional discretionary bonus compensation of up to $______ per year based on the Company's achievements and Employee's performance, in each case as determined by the Company.

     2.3 Participation in Benefit Plans. The Employee shall be entitled to participate in any pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans maintained by Tier from time to time, as such are generally applicable to


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employees of the Tier and to the extent Employee is eligible under the general provisions thereof.

     2.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all business expenses, including, without limitation, traveling, entertainment and similar expenses, incurred by the Employee on behalf of the Company if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to the Company's standard expense reimbursement policy. The Employee shall provide the Company with such itemized accounts, receipts or documentation for such expenses as are required under the Company's policy regarding the reimbursement of such expenses.

     2.5 Vacation and Personal Leave. The Employee shall accrue ______ days of paid vacation per year, pro-rated for any partial year of employment, subject to Company policy. The Employee shall also be entitled to paid personal leave in accordance with Company policy.

3. TERM AND TERMINATION

     3.1 Termination.

          (a) Termination for Cause. The Company may terminate Employee's employment under this Agreement, in its sole discretion, "for cause." Grounds for the Company to terminate this Agreement "for cause" shall be limited to the occurrence of any of the following events:

               (i) the Employee's failure to substantially perform Employee's duties with the Company in good faith (provided in the case of illness, injury or disability that the Company has provided reasonable accommodation under applicable disabilities laws), after a demand for substantial performance is delivered to Employee by the Company which identifies, in reasonable detail, the manner in which the Company believes that the Employee has not substantially performed Employee's duties in good faith and such Employee has not, in the sole discretion of the Company, improved the performance of Employee's duties during a period of fourteen (14) days from such demand for substantial performance;

               (ii) the Employee's commission of any act which detrimentally affects the Company, including, without limitation, an act of dishonesty, fraud, willful disobedience, gross misconduct or breach of duty;

               (iii) the Employee's commission of any act in contravention of Employee's undertakings contained in Section 4 hereof; or

               (iv) the Employee's conviction of a felony or a misdemeanor involving dishonesty or moral turpitude.

          (b) Termination Without Cause. The Company may terminate Employee's employment under this Agreement without cause or notice at any time.

          (c) Effect of Termination.


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               (i) Upon the termination of the Employee's employment as a result of Employee's disability, the Employee shall be entitled to receive for an additional thirty (30) days after the date of such termination, Employee's Base Salary in effect at the time of termination and any and all benefits to which Employee is entitled on the date of such termination under the Company's pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans.

               (ii) Upon termination of the Employee's employment as a result of Employee's death, the Employee's heirs, devisees, executors or other legal representatives shall receive for an additional thirty (30) days from the date of death, Employee's Base Salary in effect at the time of death.

               (iii) If the Employee's employment hereunder shall be terminated by the Company without cause, then the Employee shall be entitled to the Employee's Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings, and upon the Employee's furnishing to the Company an executed waiver and release of claims, in the form of which is attached hereto as Exhibit A, the Employee shall also be entitled to continuation of the Employee's Base Salary in effect at the time of termination for a period of _____ months, subject to standard deductions and withholdings.

               (iv) If the Employee's employment hereunder shall be terminated by the Company for cause or by the Employee by resignation, the Company shall have no further obligation to the Employee under this Agreement other than accrued Base Salary and other accrued benefits required by law, prorated to the date of termination.

4. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

     4.1 Non-Competition. For a period of ____ months after the termination of Employee's employment, Employee shall not, either individually or as a partner, joint venturer, consultant, shareholder, member or Representative of another Person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, promote, or assist any other Person in any business operation or any enterprise if such business operation or enterprise engages, or would engage, in a Restricted Business in a Restricted Area; provided, however, that Employee may own up to one percent of the outstanding equity securities of any Person.

     4.2 Non-solicitation. For a period of one year after the termination of Employee's employment, Employee shall not, directly or indirectly (i) employ or seek to employ any Person who at the date of such termination, or within the twelve-month period preceding the date of such termination, was an employee, contractor or consultant of the Company, or otherwise solicit, encourage, cause or induce any such employee, contractor or consultant to terminate such relationship with the Company, or (ii) take any action that would interfere with the relationship of the Company with its respective clients or vendors.

     4.3 Confidential Information.

          (a) The Employee acknowledges that the Confidential Information (as hereinafter defined) of the Company is valuable, special and unique to the Company; and that the


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Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, the Employee undertakes:

               (i) to keep any and all Confidential Information in trust for the use and benefit of the Company;

               (ii) except as required by the Employee's duties hereunder or as may be authorized in writing by the Company not at any time to disclose or use, directly or indirectly, any Confidential Information of the Company;

               (iii) to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company; and

               (iv) upon termination of Employee's employment with the Company or at any other time the Company may in writing so request, to promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in Employee's possession or under Employee's control. Further, the Employee undertakes that, if requested by the Company, Employee shall return any Confidential Information pursuant to this subsection and shall not make or retain any copy of or extract from such materials.

     4.4 For purposes of this Agreement, "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a government or any department or agency thereof or any other entity. "Representative" means any officer, director, principal, agent, employee, consultant or other representative of a Person. "Restricted Business" means any business involved in the processing of payments to government entities or any other business in which Company is actively engage on the date of the termination of Employee's employment. "Restricted Area" means any country in which Company conducts a Restricted Business on the date of the termination of Employee's employment with Company. "Confidential Information" means any and all information developed by or for the Company of which the Employee gained knowledge by reason of Employee's employment with the Company or Tier under this Agreement that is not generally known in the industry in which the Company is or may become engaged. Confidential Information includes, but is not limited to, any and all information developed by or for the Company or Tier or customers of the Company or Tier, concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company or contractors or customers with which the Company has dealt during the period of employment, plans for development of new products, services and expansion into new areas or markets, internal operations and any trade secrets and proprietary information of any type owned by the Company together with all written, graphic and other materials relating to all or any part of the same.

     4.5 Remedies.

          (a) Injunctive Relief. Employee acknowledges and agrees that the covenants and obligations contained in Sections 4.1, 4.2 and 4.3 hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of said Sections will cause the


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Company irreparable injury for which adequate remedy at law is not available.
Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of such covenants and obligations.

          (b) Remedies Cumulative. The Company's rights and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

5. MISCELLANEOUS

     5.1 Notices. Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or by fax (with written confirmation of receipt) or nationally recognized overnight courier. Written notices must be delivered to the receiving party at its address or facsimile number on the signature page of this Agreement. The parties may change the address or facsimile number at which written notices are to be received in accordance with this Section.

     5.2 Arbitration. All parties agree that to the fullest extent permitted by law, any and all controversies between them, including whether any termination is with or without cause shall be submitted for resolution to binding arbitration. This means that all parties agree that arbitration shall be their exclusive forum for resolving disputes between them. All parties expressly waive their entitlement, if any, to have controversies between them decided by a court or jury.

     5.3 Prevailing Party. If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding shall be entitled to reasonable attorney's fees and costs, in addition to any other relief that may be granted.

     5.4 Assignment. The Employee may not assign, transfer or delegate his rights or obligations hereunder, and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     5.5 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect. This Agreement may be modified or amended only by a written agreement that is signed by the Company and the Employee. No waiver of any section or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement. Captions to the various Sections of this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

     5.6 Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may


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be changed to the extent reasonably necessary to make the provision, as so changed, legal valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

     5.7 Continuing Obligations. The provisions contained in Sections 4, 5.2,
5.4 and 5.7 of this Agreement shall continue and survive the termination of this Agreement.

     5.8 Applicable Law. This Agreement and the rights and obligations of the Company and the Employee hereunder shall be governed by and construed and enforced under the laws of the __________, without reference to any principles of conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       OFFICIAL PAYMENTS CORPORATION

                                       By:
                                                --------------------------------

                                                Print Name:
                                                           ---------------------
                                                Title:
                                                      --------------------------


                                       -----------------------------------------
                                       [EMPLOYEE]

                                       Address:
                                       Facsimile:
                                                 -------------------------------


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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

     In consideration of the payments and other benefits set forth in Section 3.2(d)(iii) of the Employment Agreement dated May __ 2002, to which this form is attached, I, ________, hereby furnish Tier Technologies, Inc. (the "Company"), with the following release and waiver (the "Release and Waiver").

     I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims, including but not limited to those claims relating to my employment and the termination of my employment; including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under any local statute governing discrimination, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date: __________________               By:
                                           -------------------------------------
                                       Print Name:  ____________